EXHIBIT 99.1


                 KMC TELECOM NAMES WILLIAM F. LENAHAN AS CEO

         BELLSOUTH WIRELESS DATA PRESIDENT JOINS KMC MANAGEMENT TEAM,
                          ADDING DATA MARKET EXPERTISE

                  BEDMINSTER, NJ, MAY 1, 2000 - KMC Telecom Holdings, Inc., a growing provider of competitive local telecommunications services, today announced the appointment of William F. Lenahan as Chief Executive Officer, completing key management changes begun last month, and adding new strength in the data communications arena for the company.

                  Mr. Lenahan joins KMC from BellSouth Wireless Data, where he was President and CEO, responsible for financial performance and nationwide wireless data strategy for this division of BellSouth Corporation. As CEO and a member of the Board of Directors of KMC Telecom, Mr. Lenahan will oversee strategic direction for KMC.

      Mr. Lenahan's appointment as CEO follows the recent promotion of Chief Operating Officer Roscoe C. Young II to the position of President and COO, and the appointment of William Stewart as Chief Financial Officer, rounding out the company's senior management team.

      "We are delighted to welcome a nationally-known executive of Bill Lenahan's caliber to KMC's core management leadership," said Hal Kamine, Chairman of KMC Telecom. "With nearly three decades of executive leadership experience in telecommunications, data and information technology, Mr. Lenahan adds new management depth to KMC Telecom as we continue our expansion."

      "KMC has made significant strides and now serves 34 markets, offering an exciting array of integrated voice and data services that underscores KMC as the



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premier  competitive  provider serving America's smaller cities," said Roscoe C.
Young II, KMC President and COO. "With Bill Lenahan's strategic vision, we will continue KMC's dynamic growth, and fully realize our data capability."

                  William F. Lenahan has served as President and CEO of BellSouth Wireless Data, a division of BellSouth Corporation, since October 1994. Previously, he was President and General Manager of Inacom Information Systems from 1993-94, and from 1987 through 1993 was an executive with Sears Business Centers, first as Vice President/General Manager and later as President and CEO.

      Mr. Lenahan earned a Bachelor of Science degree in Data Processing at Kings College, and has pursued graduate studies in Business Administration, Financial Management and Financial Planning at Pace University, Harvard University, and at LaHulpe in Belgium. He is a member of the Young President's Organization, as well as the Advisory Councils of IBM, Compaq and NCR, and is listed in WHO'S WHO IN NORTH AMERICAN BUSINESS.

      KMC Telecom Holdings, Inc., a privately owned facilities-based competitive local exchange carrier, operates state-of-the-art local fiber optic networks in 34 markets throughout the Mid-Atlantic, Midwest and South. Founded in 1995, the company offers customers superior alternatives in local telephone and data communication services. For more information, visit our web site at www.kmctelecom.com


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